September 1, 2023

Matthew Pine
[Address on file with the Company]

Dear Matthew,

We are pleased to present you with this offer of employment with Xylem for the position of President and Chief Executive Officer, reporting directly to the Xylem Board of Directors, effective January 1, 2024 (the "Commencement Date"). This position is based at our headquarters location in Washington, DC. In addition, effective the Commencement Date, you have been appointed as a director on the Board of Directors of the Company, and thereafter will be nominated for reelection as a director, together with the other members of the Board, by the shareholders. The following terms are effective as of the Commencement Date:

•Base Salary: You will be compensated on a bi-weekly basis in the amount of $42,307.69, which is equivalent to
$1,100,000 annually. Annual merit increases are normally scheduled for March of each year and are at the discretion of the Leadership Development and Compensation Committee (LDCC) of Xylem's Board of Directors. You will be able to participate in the merit increase program beginning in 2025, where any merit increases are typically effective and paid out beginning in March 2025.

•Annual Incentive Plan: You will continue to be eligible for participation in the Xylem Senior Leadership Team Annual Incentive Plan (AIP) according to the approved parameters of the plan and provided targets are met and certified by the LDCC. Your 2024 bonus target is 135% of base salary. Approved AIP awards are typically paid in March for performance from the previous calendar year.

•Annual Long-Term Incentive Plan: You will continue to be eligible to participate in the Xylem Long-Term Incentive Plan (LTIP). Your 2024 target award will be $6,500,000 to be provided as 50% Performance Share Units (PSUs), 25% Restricted Stock Units (RSUs) and 25% Stock Options. RSUs and Stock Options vest one-third after each year and the PSUs vest 100% after three years and are payable based on the Company's performance against targets set by the LDCC. This LTIP award will be made effective on/about March 1, 2024 subject to LDCC approval of the 2024 LTIP program and performance criteria in February 2024. Subsequent annual grants may vary based on the discretion of the LDCC with regard to individual performance and market competitiveness, and are subject to approval by the LDCC.

•Benefit Plans: There will be no changes to your benefits as part of this new position.

As you are aware, our employment and compensation with Xylem are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself. This offer does not constitute a contract of employment or an agreement for a definite or specified period of employment. Any performance-based amounts payable under this offer letter, including AIP and LTIP, are subject to all policies established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in accordance with any applicable law or regulation.

Enclosed with this offer is our updated Business Proprietary Information Agreement. Please review this document carefully and return a signed copy with your signed offer letter.
Matthew, congratulations on your new role. We look forward to your continued contributions to our organization. Please acknowledge your acceptance of our offer by signing a copy of this letter and send back to Claudia via email at Claudia.Toussaint@xylem.com no later than September 4, 2023.

Warm regards,

/s/ Robert F. Friel

Rob F. Friel
Board Chair, Xylem Inc.

The above offer is accepted subject to the foregoing conditions.

candidatsign-1] /s/ Matthew Pine	Sept 2, 2023candidate-sign-date-1]
Matthew Pine	Date

Cc:    Claudia Toussaint, SVP, Chief People and Sustainability Officer

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